Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 5th day of April, 2019 by and between FARO Technologies, Inc., a Florida corporation (the “Company”), and Michael Burger (“Executive”), to be effective as of June 17, 2019 (the “Effective Date”).
WHEREAS, the Company desires to engage Executive as the President and Chief Executive Officer of the Company from and after the Effective Date, in accordance with the terms of this Agreement. Executive is willing to serve as such in accordance with the terms and conditions of this Agreement.
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Employment. Executive is hereby employed on the Effective Date as the President and Chief Executive Officer of the Company. In such capacity, Executive shall have the duties, responsibilities and authority commensurate with such position as shall be assigned to him by the Board of Directors of the Company (the “Board”), and will report directly to the Board. For the duration of the Employment Period (as defined below) and subject to Executive’s election to the Board by the Company’s shareholders, Executive shall also serve as a member of the Board, for no additional compensation.
2.Employment Period. Unless earlier terminated in accordance with Section 6, Executive’s employment shall be for a term beginning on the Effective Date and ending on June 17, 2020 (the “Employment Period”). Beginning on June 17, 2020 and on each June 17 thereafter, the Employment Period shall, without further action by Executive or the Company, be extended by an additional one-year period; provided, however, that either party may cause the Employment Period to cease to extend automatically, by giving written notice to the other not less than 60 days prior to any June 17th renewal date. Upon such notice, the Employment Period shall terminate upon the expiration of the then-current term, including any prior extensions. The duration of Executive’s employment under this Agreement, including the initial Employment Period plus any extended periods or such shorter period if terminated as provided in Section 6, is hereinafter referred to as the “Employment Period”).
3.Extent of Service. During the Employment Period, Executive shall devote substantially all of his business effort, time, energy, and skill to the business of the Company, to the promotion of the interests of the Company, and to the fulfillment of Executive’s obligations under this Agreement.
4.Compensation and Benefits.
(a)Base Salary. During the Employment Period, the Company will pay to Executive base salary at the rate of U.S. $700,000 per year (“Base Salary”), less normal withholdings, payable in approximately equal bi-weekly or other installments as are or become customary under the Company’s payroll practices for its employees from time to time. The Compensation Committee of the Board of Directors (the “Board”) shall review Executive’s Base Salary annually and may increase Executive’s Base Salary from year to year. Such adjusted salary then shall become Executive’s Base Salary for purposes of this Agreement.
(b)Incentive, Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs available to employees of the Company based in the United States. Without limiting the foregoing, the following shall apply:

(i)for the annual performance period ending December 31, 2019, Executive will have an opportunity to receive a cash bonus based upon the achievement of performance goals established by the Compensation Committee of the Board and accepted in writing by Executive as of the date of this Agreement, with a target bonus of one hundred percent (100%) of his Base Salary; provided that Executive’s annual bonus for fiscal year 2019 shall be a prorated amount of the annual bonus that would have been paid for full-year fiscal 2019 based on the number of days Executive is employed by the Company during the fiscal year. Executive must be employed by the Company on the last day of fiscal 2019 in order to receive the bonus amount for such year;
(ii)beginning with the annual performance period ending December 31, 2020, during the Employment Period, Executive will have an opportunity to receive an annual cash bonus based upon the achievement of performance goals established from year to year by the Compensation Committee of the Board, with a target bonus of at least one hundred percent (100%) of his Base Salary. Executive must be employed by the Company on the last day of the performance period to which the bonus relates in order to receive the annual bonus for such year. Any such bonus payable pursuant to this clause (ii) or clause (i) above shall be paid within two and one-half months (2½) after the end of the performance period to which it relates; and
(iii)beginning with the annual performance period ending December 31, 2020, during the Employment Period, Executive will be eligible for annual grants under the Company’s long-term incentive plan or plans of stock-based awards based upon the achievement of performance goals established from year to year by the Compensation Committee of the Board, with a target value of at least $2,000,000. Grants are expected to be awarded as a combination of performance-vesting restricted stock units and time-vesting restricted stock units, in a ratio of 50% and 50%, respectively. Nothing in this Agreement requires the Board to make grants of restricted stock units or other awards in any year or to make grants of any specific types of awards or in any certain amount or ratio.
(c)Welfare Benefit Plans. During the Employment Period, Executive and Executive’s eligible dependents shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company to the extent available to all senior executive employees of the Company based in the United States, subject to the terms and conditions of any such plans.
(d)Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive (i) in the course of performing his duties and responsibilities under this Agreement, in accordance with the policies, practices and procedures of the Company to the extent available to employees of the Company based in the United States with respect to travel, entertainment and other business expenses and (ii) for relocating to the Company’s office location in Lake Mary, Florida and relocating back to the U.S. West Coast following (A) any termination by the Company other than for Cause (as defined below), or (B) the Company giving written notice pursuant to Section 2 of its option not to extend the Employment Period.
(e)Equity Grant. On the Effective Date Executive will be granted restricted stock units with a target value of $3,000,000. This initial equity grant shall be comprised of a combination of performance-vesting restricted stock units and time-vesting restricted stock units, in a ratio of 50% and 50%, respectively. The grant will be subject to the terms and conditions applicable to performance-vesting restricted stock units and time-vesting restricted stock units granted under the Company’s 2014 Incentive Plan, as amended from time to time (the “Plan”), and the applicable forms of award agreements attached hereto as Exhibit A and Exhibit B, respectively; provided that the vesting schedule set forth in such forms shall be coordinated with the terms of this Agreement, including without limitation, Section 5(b) and Section 7(a).
(f)Signing Bonus. The Company shall pay to Executive a one-time signing bonus equal to $500,000 (the “Signing Bonus”), payable in a single lump sum in cash within 30 days following the Effective Date; provided that, Executive shall repay the gross amount of the Signing Bonus if, prior to the second anniversary of the Effective Date, the Executive voluntarily terminates his employment with the Company (excluding termination for Good Reason), the Agreement expires as a result of Executive providing written notice to the Company pursuant to Section 2 of Executive’s election not to extend the Employment Period, or Executive’s employment is terminated by the Company for Cause (as defined below).

5.Change in Control.
(a)Change in Control Severance Policy. Executive shall be a participant in the FARO Technologies, Inc. Amended and Restated Change in Control Severance Policy, as amended from time to time in accordance with its terms (the “CIC Policy”), a copy of which has been provided to Executive; provided that, if the target amount of Executive's annual cash bonus for the year in which the Qualifying Termination (as defined in the CIC Policy) takes place is greater than the aggregate of (i) the Bonus Amount (as defined in the CIC Policy) and (ii) the prorated Bonus Amount provided for in Section 4(b) of the CIC Policy, then Executive shall receive such target amount in lieu of the amounts referenced in clauses (i) and (ii) above. For the avoidance of doubt, if Executive becomes eligible to receive benefits under the CIC Policy, Executive shall not be eligible to receive any benefits pursuant to Section 7 (other than vesting acceleration benefits provided under Sections 7(a)(iii), (iv), and (v)).
(b)Treatment of Outstanding Equity Awards. If, during the period of time beginning with a Change in Control (as defined in the CIC Policy) and ending twelve (12) months following such Change in Control, the Company terminates Executive’s employment other than for Cause (as defined in the CIC Policy) or Executive’s employment terminates due to Executive’s resignation for Good Reason (as defined in the CIC Policy), as of the date of such termination, (i) any outstanding and unvested stock options held by Executive shall become fully exercisable, (ii) any outstanding time-vesting, stock-based awards held by Executive shall become fully vested and payable, and the restrictions thereon shall lapse; (iii) any outstanding performance-vesting stock-based awards shall become fully vested and payable at the greater of actual performance or target; provided that any delays in settlement or payment of any stock-based awards that are set forth in the applicable award agreement and that are required under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall remain in effect. If Executive becomes eligible to receive benefits under this Section 5(b), Executive shall not be eligible to receive any benefits pursuant to Sections 7(a)(iii), (iv), and (v).

(c)Section 280G.
(i)If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control (as defined in the CIC Policy) or Executive’s termination of employment, whether pursuant to the terms of this Agreement, the CIC Policy, or any other plan, arrangement, or agreement, or otherwise) (all such payments and benefits collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 5(c), be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (A) the Net Benefit (as defined below) to Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. If and only if the amount calculated under (i) above is less than the amount under (ii) above the 280G Payments will be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 5(c) shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A of the Code and has the least economic cost to Executive on a present value basis, and where more than one 280G Payment has the same economic cost to Executive and such payments are payable at different times, such payments will be reduced on a pro-rata basis.
(ii)All calculations and determinations under this Section 5(c) shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5(c), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5(c). The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.
6.Termination of Employment.
(a)Death or Retirement. Executive’s employment shall terminate automatically upon Executive’s death or retirement during the Employment Period.
(b)Disability. If the Company determines in good faith that Executive has become Disabled (as defined below) during the Employment Period, it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, Executive shall be Disabled if, as determined by the Board in good faith, Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company, as determined by the Board in good faith.

(c)Termination by the Company. The Company may terminate Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” means (i) Executive’s failure to perform substantially his duties with the Company and/or any affiliate (excluding any such failure resulting from Executive’s Disability) after a written demand for substantial performance is delivered to Executive by or on behalf of the Board which identifies the manner in which the Board believes that Executive has not substantially performed his duties and providing Executive 30 days to cure the identified deficiencies, (ii) Executive engages in illegal conduct or gross misconduct that is materially injurious to the Company or any affiliate, (iii) Executive engages in conduct or misconduct that materially harms the reputation or financial position of the Company or any affiliate, (iv) Executive is convicted of, or pleads nolo contendere to, a felony or to a crime involving fraud, dishonesty, violence or moral turpitude, (v) Executive is found liable in any SEC or other civil or criminal securities law action, (vi) Executive commits an act of fraud or embezzlement against the Company or any affiliate, or (vii) Executive accepts a bribe or kickback.
(d)Termination by Executive. Executive’s employment may be terminated by Executive with or without Good Reason. Executive’s termination without Good Reason shall require 30 days’ prior written notice to the Company. Executive’s termination for Good Reason must occur within a period of 150 days after the initial occurrence of an event of Good Reason. For purposes of this Agreement, “Good Reason ” shall mean, (a) a material breach by the Company of the Company’s obligations to the Executive under this Agreement, which breach is not cured within ten (10) days after written notification to the Company describing in reasonable detail such breach and stating that such notice is being delivered pursuant to this Agreement; (b) an ongoing material and substantial diminution in the authority, duties or responsibilities of Executive; (c) without Executive’s consent, the Company’s relocation of his principal office more than 50 miles from his current office location in Lake Mary, Florida, (d) a reduction in Executive's target bonus opportunity, (e) a substantial reduction in benefits other than a general reduction in benefits that affects all executives in substantially the same proportions, or (f) failure to grant Executive the equity awards contemplated by Section 4(b)(iii) of this Agreement. A termination by Executive shall not constitute termination for Good Reason unless Executive shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason within 90 days after the initial occurrence of such event. Following receipt of such notice from Executive, the Company shall have a period of 30 days within which it may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive, other than in the case of a material breach by the Company of the Company’s obligations as provided in clause (a) of the definition of “Good Reason,” in which case the cure period shall be ten (10) days after written notification to the Company describing in reasonable detail such breach and stating that such notice is being delivered pursuant to this Agreement. Good Reason shall not include Executive’s death or Disability. The parties intend, believe and take the position that a resignation by Executive for Good Reason as defined above effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Code and Treas. Reg. Section 1.409A-1(n)(2).
(e)Notice of Termination. Any termination by the Company or Executive shall be communicated by Notice of Termination to the other party given in accordance with Section 12(d). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, under this Agreement or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights under this Agreement.

(f)Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company other than for Disability, the date specified in the Notice of Termination, (ii) if Executive’s employment is terminated by Executive, the date specified in Executive’s Notice of Termination (which shall be not less than 30 days after delivery of such notice, but the Company may waive such notice), (iii) if Executive’s employment is terminated (x) by the Company at the end of the then-current term as a result of the Company providing written notice to Executive pursuant to Section 2 of the Company’s election not to extend the Employment Period or (y) by Executive at the end of the then-current term as a result of Executive providing written notice to the Company pursuant to Section 2 of the Executive’s election not to extend the Employment Period, the date of expiration of the then-current term, or (iv) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.
7.Obligations of the Company upon Termination.
(a)Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability. Subject to Section 5(a) (but, for the avoidance of doubt, without duplication of the amounts set forth in Section 5(a)), if, during the Employment Period, (1) the Company shall terminate Executive’s employment other than for Cause or Disability, (2) the Company shall give written notice to Executive pursuant to Section 2 of the Company’s election not to extend the Employment Period, or (3) Executive shall terminate employment for Good Reason, then:
(i)the Company shall pay to Executive in a lump sum in cash on the first regular payday following the Date of Termination, Executive’s Base Salary through the Date of Termination to the extent not previously paid and any earned, but unpaid annual bonus (collectively, the “Accrued Salary”);
(ii)the Company shall pay to Executive in cash severance equal to the sum of (A) Executive’s Base Salary as in effect immediately prior to the Date of Termination (or, if Executive’s termination is on account of Good Reason, which Good Reason is a material reduction in Executive’s Base Salary, as in effect immediately prior to such reduction), plus (B) any amount equal to Executive’s target bonus for the annual performance period during which the Date of Termination occurs multiplied by a fraction, the numerator of which shall be the number of days the Participant was employed by the Company (or its affiliates) during such performance period and the denominator of which shall be three hundred sixty-five (365). The severance described in this Paragraph (ii) shall be paid in a lump sum cash payment within ninety (90) days following the Date of Termination payable in or such later date as may be required pursuant to Section 11; provided, that (A) within 45 days after the Date of Termination Executive shall have executed a general release of claims and covenant not to sue in favor of the Company and its affiliates, in the form provided by the Company and such release shall not have been revoked within any revocation period specified in such release, and (B) Executive complies with the Non-Competition Addendum, dated as of May 12, 2014 and the Patent & Confidentiality Agreement;
(iii)any outstanding and unvested stock options held by Executive shall become fully exercisable as of the Date of Termination, and such stock options shall thereafter continue or lapse in accordance with the other provisions of the applicable award agreement;
(iv)any outstanding time-vesting stock-based awards (other than stock options) held by Executive shall become fully vested and payable as of the Date of Termination; provided that any delays in settlement or payment of any stock-based awards that are set forth in the applicable award agreement and that are required under Section 409A of the Code shall remain in effect;
(v)the target number of performance-vesting stock-based awards held by Executive, prorated to reflect the portion of the performance period that had passed prior to Executive’s Date of Termination shall become fully vested and payable as of the Date of Termination; provided that any delays in settlement or payment of any such awards that are set forth in the applicable award agreement and that are required under Section 409A of the Code shall remain in effect; and

(vi)if Executive (and/or Executive’s eligible spouse and/or dependents) elect to continue coverage under Company’s group health plans pursuant to Section 4980B of the Code (“COBRA”) for Executive and/or Executive’s eligible spouse and/or dependents, the Company will reimburse Executive, on an after-tax basis, for the amount by which the premium for such coverage exceeds the amount paid by the Company for such coverage for similarly situated executives of the Company until the earlier of (A) the expiration of the 12-month period commencing on the day immediately following the Date of Termination, and (B) the date on which Executive (or Executive’s eligible spouse or dependent, as applicable) is no longer entitled to COBRA continuation coverage under Company’s group health plans;
(vii)to the extent not previously paid or provided, the Company shall timely pay or provide to Executive any other vested amounts or benefits required to be paid or provided or which Executive is eligible to receive under any employee benefit plan or program, of the Company and its affiliated companies (such other amounts and benefits, the “Other Benefits”) in accordance with the terms of the applicable employee benefit plan or program.
(b)Death, Disability or Retirement. If Executive’s employment is terminated by reason of Executive’s death, Disability or retirement during the Employment Period, this Agreement shall terminate without further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of Accrued Salary and the timely payment or provision of Other Benefits in accordance with the terms of the applicable employee benefit plan or program. Accrued Salary shall be paid to Executive or Executive’s estate or beneficiary, as applicable, in a lump sum in cash on the first regular payday following the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 7(b) shall include without limitation, and Executive or Executive’s estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death, disability or retirement benefits, if any, as are applicable to Executive on the Date of Termination.
(c)Cause; Other than for Good Reason. If Executive’s employment shall be terminated for Cause during the Employment Period, or Executive shall resign other than for Good Reason or Disability, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Salary and the timely payment or provision of Other Benefits in accordance with the terms of the applicable employee benefit plan or program. Accrued Salary shall be paid to Executive in a lump sum in cash on the first regular payday following the Date of Termination.
(d)Expiration of Employment Period. If Executive’s employment shall be terminated due to the normal expiration of the Employment Period (other than due to the Company giving notice pursuant to Section 2 of its election not to extend the Employment Period), this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Salary and the timely payment or provision of Other Benefits in accordance with the terms of the applicable employee benefit plan or program. Accrued Salary shall be paid to Executive in a lump sum in cash on the first regular payday following the Date of Termination.
(e)Resignations. Termination of Executive’s employment for any reason whatsoever shall constitute Executive’s resignation as an officer and/or director, as applicable, of the Company, its subsidiaries and affiliates.
8.Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any employee benefit plan, program, policy or practice provided by Parent or its affiliated companies and for which Executive may qualify, except as specifically provided in this Agreement. Amounts that are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

9.Full Settlement; No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.
10.Successors.
(a)This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
11.Code Section 409A.
(a)General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code).
(b)Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable hereunder by reason of Executive’s termination of employment, such Non-Exempt Deferred Compensation will not be payable to Executive by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation upon a termination of employment, however defined. If this provision prevents the payment of any Non-Exempt Deferred Compensation, such payment shall be made at the time and in the form that would have applied absent the non-409A-conforming event.
(c)Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

(d)Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the Date of Termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (c) above, such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Date of Termination, provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such period.
(e)Timing of Reimbursements and In-kind Benefits. If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of expenses under Section 4 shall be subject to liquidation or exchange for another benefit.
12.Miscellaneous.
(a)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. Executive agrees that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the state or federal courts of the State of Florida. With respect to any such court action, Executive hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state and federal courts of the State of Florida are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.
(b)Captions. The captions of this Agreement are not part of the provisions of this Agreement and shall have no force or effect. Except as otherwise provided, all references in this Agreement to “Section” or “Sections” refer to the corresponding section or sections of this Agreement.
(c)Amendments. This Agreement may not be amended or modified otherwise than-by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(d)Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Michael Burger
c/o FARO Technologies, Inc. 250 Technology Park Lake Mary, Florida 32746

If to the Company:	FARO Technologies, Inc.
250 Technology Park
Lake Mary, Florida 32746
Attention: Legal Department

or to such other address as either party shall have furnished to the other in writing in accordance with this Section 12(d). Notice and communications shall be effective when actually received by the addressee.

(e)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(f)Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(g)Waivers. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have under this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(h)Entire Agreement. Except as otherwise provided in this Agreement, this Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof. The parties agree that this Agreement shall not supersede the Patent & Confidentiality Agreement or the Non-Competition Addendum, both of which shall remain in full force and effect in accordance with their terms.
******

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.
EXECUTIVE:
/s/ Michael Burger
Michael Burger
COMPANY:
FARO Technologies, Inc.
/s/ Robert Seidel
Name: Robert Seidel
Its: Chief Financial Officer

EXHIBIT A
Form of Restricted Stock Unit Agreement (Performance-Vesting)

FARO Technologies, Inc. 2014 Incentive Plan
Restricted Stock Unit Award Agreement
(Performance-Based)
You have been selected to participate in the FARO Technologies, Inc. 2014 Incentive Plan (the “Plan”), as specified below:

Grantee:
Grant Date:
Target Number of Restricted Stock Units:
Maximum Number of Restricted Stock Units:
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) evidences the grant of restricted stock units (the “Restricted Stock Units”) by FARO Technologies, Inc., a Florida corporation (the “Company”), to the Grantee named above, on the date indicated above, pursuant to the provisions of the Plan.
This Agreement and the Plan contain the terms and conditions governing the Restricted Stock Units. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:
1. Award of Restricted Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of an award of Restricted Stock Units in an amount initially equal to the Target Number of Restricted Stock Units specified above. The number of Restricted Stock Units that may actually be earned and become eligible to vest pursuant to this Award can be between 0% and 200% of the Target Number of Restricted Stock Units, but may not exceed the Maximum Number of Restricted Stock Units specified above. Each Restricted Stock Unit that is earned as a result of the performance goals specified in Exhibit A to this Agreement having been satisfied and which thereafter vests represents the right to receive one Share (or, in the Committee’s or its authorized delegates’ discretion, the Fair Market Value as of the Restricted Stock Unit vesting date of one Share). Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Restricted Stock Units granted to the Grantee will be credited to an account in the Grantee’s name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with the Restricted Stock Units simply representing an unfunded and unsecured contingent obligation of the Company.
2. Vesting of Restricted Stock Units; Forfeiture. Except as otherwise provided herein and in the Plan, the number of Restricted Stock Units determined to have been earned in accordance with Exhibit A attached hereto as of the end of the Performance Period specified in Exhibit A will vest on the date the Committee certifies such performance results (assuming Grantee’s Continuous Service to the Company through such date), which shall be no later than [            ], 20[  ] (the “Scheduled Vesting Date”). Except as otherwise provided in Exhibit A, if the Grantee’s employment with or service to the Company or an Affiliate is terminated prior to the date the Restricted Stock Units are vested, the Restricted Stock Units that have not yet vested as of the date of such termination will be immediately forfeited without further consideration or any act or action by the Grantee; provided, however, if, prior to the date the Restricted Stock Units have vested, the Grantee’s employment with or service to the Company or an Affiliate terminates as a result of death or Disability, the Committee, in its sole discretion, shall have the right to immediately vest all or any portion of such Restricted Stock Units, subject to such terms as the Committee, in its sole discretion, deems appropriate.

3. Settlement of Restricted Stock Units. Subject to all terms and conditions of the Plan and to compliance with section 5 of this Agreement, each vested Restricted Stock Unit will be settled in one Share (or, as provided in Section 1, the Fair Market Value thereof as of the Restricted Stock Unit’s vesting date), as soon as reasonably practicable following the vesting date (but no later than the 15th day of the third calendar month following the vesting date). If settled in cash, the Grantee will receive a cash amount in payment and settlement of the vested Restricted Stock Units equal to the product of the Fair Market Value of a Share on the applicable vesting date, multiplied by the number of vested Restricted Stock Units. If settled in Shares, the Grantee will receive one Share in payment and settlement of each vested Restricted Stock Unit, and such Shares will be registered in the Grantee’s name on the books of the Company as of the vesting date.
4. Nontransferability of the Award. This Award shall not be transferable by the Grantee otherwise than by will or the laws of descent and distribution or as otherwise expressly permitted pursuant to the Plan.

5. Tax Withholding. When the Restricted Stock Units become taxable income to the Grantee, the Company may deduct and withhold from any cash otherwise payable to the Grantee (whether payable with respect to the Restricted Stock Units or as salary, bonus or other compensation) such amount as may be required for the purpose of satisfying the Company’s obligation to withhold Federal, state or local taxes or foreign taxes or other social insurance amounts. Further, in the event the amount so withheld is insufficient for such purpose, the Company may require that the Grantee upon its demand or otherwise make arrangements satisfactory to the Company for payment of such amount as may be requested by the Company in order to satisfy its obligation to withhold any such taxes. In any case where a tax is required to be withheld in connection with the delivery of Shares under this Agreement, the Grantee shall be permitted to satisfy the Company’s tax withholding requirements by making a written election (in accordance with such rules and regulations and in such form as the Committee may determine) to have the Company withhold Shares otherwise issuable to the Grantee pursuant to the vesting of the Restricted Stock Units (the “Withholding Election”) having a Fair Market Value on the date income is recognized (the “Tax Date”) equal to the minimum amount required to be withheld. If the number of Shares withheld to satisfy withholding tax requirements shall include a fractional share, the number of Shares withheld shall be reduced to the next lower whole number and the Grantee shall deliver cash in lieu of such fractional share, or otherwise make arrangements satisfactory to the Company for payment of such amount. A Withholding Election must be received by the Corporate Secretary of the Company on or prior to the Tax Date.
6. Status of Grantee. The Grantee shall not be deemed for any purposes to be a shareholder of the Company with respect to any of the Restricted Stock Units unless and until they are settled in Shares and registered in the Grantee’s name on the books of the Company, in accordance with section 3 above, upon vesting of the Restricted Stock Units. Neither the Plan nor this Agreement shall confer upon the Grantee any right to continue in the employ of the Company or any of its Affiliates, nor to interfere in any way with the right of the Company to terminate the employment of the Grantee at any time. In no event shall the value, at any time, of this Award, the Shares underlying this Award or any other benefit provided by this Agreement be included as compensation or earnings for purposes of any other compensation, retirement or benefit plan offered to employees of the Company or its subsidiaries unless otherwise specifically provided for in such plan.
7. Powers of the Company Not Affected. The existence of this Award shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or prior preference stock senior to or affecting the Shares or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.
8. Interpretation by Committee. As a condition of the granting of the Restricted Stock Units, the Grantee agrees, for himself or herself and his or her legal representatives or guardians, that this Agreement shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Agreement and any determination made by the Committee pursuant to this Agreement shall be final, binding and conclusive.
9. Nature of the Award. The Grantee acknowledges and agrees that he or she understands that the value that may be realized, if any, from this Award is contingent, and depends on the future market price of the Company’s Stock, among other factors. The Grantee further confirms his or her understanding that this Award is intended to promote employee retention and stock ownership and to align employees’ interests with those of shareholders, is subject to vesting conditions and will be forfeited if vesting conditions are not satisfied.
The Grantee also acknowledges and agrees that he or she understands that (a) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) the grant of an Award is voluntary and occasional and does not create any contractual or other right to receive future awards, or benefits in lieu of Awards even if Awards have been granted repeatedly in the past; (c) all decisions with respect to any future award will be at the sole discretion of the Company; (d) the Grantee’s participation in the Plan is voluntary; (e) the value of this Award is an extraordinary item of compensation which is outside the scope of the Grantee’s employment contract with his or her actual employer, if any; (f) this Award and past or future awards are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (g) no claim or entitlement to compensation or damages arises from termination of this Award or diminution in value of this Award, and the Grantee irrevocably releases the Company and its Affiliates from any such claim that may arise.
10. Administration. The Grantee acknowledges and agrees that he or she understands that the Company and its Affiliates hold certain personal information about him or her, including, but not limited to, information such as his or her name, home address, telephone number, date of birth, salary, nationality, job title, social security number, social insurance number or other such tax identity number and details of all Awards or other entitlement to shares of Stock awarded, cancelled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Personal Data”).

The Grantee acknowledges and agrees that he or she understands that in order for the Company to process this Award and maintain a record of Shares under the Plan, the Company shall collect, use, transfer and disclose Personal Data within the Company and among its Affiliates electronically or otherwise, as necessary for the implementation and administration of the Plan including, in the case of a social insurance number, for income reporting pur-poses as required by law. The Grantee further understands that the Company may transfer Personal Data, electronically or otherwise, to third parties, including but not limited to such third parties as outside tax, accounting, technical and legal consultants when such third parties are assisting the Company or its Affiliates in the implementation and administration of the Plan. The Grantee understands that such recipients may be located within the jurisdiction of his or her residence, or within the United States or elsewhere and are subject to the legal requirements in those jurisdictions. The Grantee understands that the employees of the Company, its Affiliates and third parties performing work related to the implementation and administration of the Plan shall have access to the Personal Data as is necessary to fulfill their duties related to the implementation and administration of the Plan. By accepting this Award, the Grantee consents, to the fullest extent permitted by law, to the collection, use, transfer and disclosure, electronically or otherwise, of the Grantee’s Personal Data by or to such entities for such purposes and accepts that this may involve the transfer of Personal Data to a country which may not have the same level of data protection law as the country in which this Agreement is executed. The Grantee confirms that if he or she has provided or, in the future, will provide Personal Data concerning third parties including beneficiaries, he or she has the consent of such third party to provide their Personal Data to the Company for the same purposes.

The Grantee understands that he or she may, at any time, request to review the Personal Data and require any necessary amendments to it by contacting the Company in writing. As well, the Grantee may always elect to for-go participation in the Plan or any other award program.

11. Miscellaneous.
(a) This Agreement and the rights of the Grantee hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any Shares acquired pursuant to the Award, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under applicable federal and state tax law, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.
(b) It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Grantee.
(c) The Grantee agrees to take all steps necessary to comply with all applicable provisions of federal and state securities and tax laws in exercising his or her rights under this Agreement.
(d) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e) All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase of all or substantially all of the business and/or assets of the Company, or the result of a merger, consolidation or otherwise.
(f) The award of Restricted Stock Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).
(g) The Company may, in its sole discretion, decide to deliver any documents related to current or future participants in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(h) To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

*****

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Grant Date.

FARO TECHNOLOGIES, INC.

By:
Name:
Title:

GRANTEE

Name:

EXHIBIT A
To Restricted Stock Unit Award Terms and Conditions

PERFORMANCE METRICS

Performance Period:        [             ], 20[  ] through [             ], 20[  ]

Scheduled Vesting Date:
The date, on or before [             ], 20[  ] , on which the Committee certifies (i) the degree to which the applicable performance objectives for the Performance Period have been satisfied, and (ii) the number of Restricted Stock Units that have been earned during the Performance Period and will vest, as determined in accordance with this Exhibit A.

1.Units Earned; Vesting. Subject to the terms of the Restricted Stock Unit Award Agreement (“Agreement”) of which this Exhibit A is a part, the number of Restricted Stock Units that will be earned during the Performance Period and will vest as of the Scheduled Vesting Date as provided in Section 2 of the Agreement Terms and Conditions will be determined as provided below. Any capitalized term used in this Exhibit A that is not defined herein will have the meaning given to it in the Agreement or the Plan.

2.    Performance Objectives. The Restricted Stock Units subject to this Award may be earned based on the Company’s Relative TSR Performance as described in section 3 below, subject to the limitation described in section 4 below, if applicable.

3.    Relative TSR Performance. The number of Restricted Stock Units that will be considered earned based on the Relative TSR Performance of the Company will be determined using the following formula:

(Target Number of Units) x (Relative TSR Percentage)

For purposes of determining the Company’s Relative TSR Performance, the following terms shall have the meanings indicated:

(a)    “Relative TSR” means the percentile ranking of the Company’s TSR relative to the TSR of the other companies included in the Russell 2000 Index for the entirety of the Performance Period (the “Peer Companies”). Relative TSR will be determined by ranking the Company and the Peer Companies from highest to lowest according to their respective TSRs. After this ranking, the percentile performance of the Company relative to the Peer Companies will be determined as follows:
P = N - R
N - 1
where:
“P” represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.
“N” represents the remaining number of Peer Companies, plus the Company.
“R” represents the Company’s ranking among the Peer Companies.
Example: If there are 239 Peer Companies, and the Company ranked 67th, the performance would be at the 72nd percentile: .72 = (240 - 67)/(240 - 1)

(b)    “TSR” means, with respect to any company, the percentage growth in total shareholder return, determined by dividing (A) the appreciation in price of a share of the company’s common stock from the Opening Value (as defined below) to the Closing Value (as defined below), plus any dividends paid during the Performance Period (which shall be deemed reinvested in the company’s common stock on the ex-dividend date), by (B) the Opening Value.

(c)    “Opening Value” means, with respect to any company, the average of the closing prices per share of the company’s common stock for all trading days in the 30 calendar day period beginning on and including the first day of the Performance Period, assuming any dividends paid during the 30 calendar day period are reinvested in the company’s common stock on the ex-dividend date.

(d)    “Closing Value” means, with respect to any company, the average of the closing prices per share of the company’s common stock for all trading days in the 30 calendar day period ending on and including the last day of the Performance Period, assuming any dividends paid during the 30 calendar day period are reinvested in the company’s common stock on the ex-dividend date.

(e)    “Relative TSR Percentage” means the percentage specified in the following table that corresponds to the Relative TSR ranking achieved by the Company during the Performance Period. If the Relative TSR is between performance levels specified in the table, the corresponding Relative TSR Percentage will be determined by linear interpolation.

Payout Level	Relative TSR	Relative TSR Percentage
Max	80th percentile or above	200%
Target	55th percentile	100%
Threshold	25th percentile	25%
None	Less than 25th percentile	0%

4.    Negative TSR. If the Company’s TSR for the Performance Period is negative, then the maximum Relative TSR Percentage that may be achieved under section 3 is 100%.

5.    Change in Control.

(a)In the event of a Change in Control: (i) the Performance Period shall be truncated as of the date of the consummation of the Change in Control (the “CIC Date”), (ii) the TSR for the Company and each of the Peer Companies shall be calculated by using the Closing Value the closing price of each company’s common stock as of the CIC Date, (iii) the number of earned Restricted Stock Units for such truncated Performance Period shall be determined in accordance with section 3 above, and (iv) the portion of such earned Restricted Stock Units that will thereafter vest or be eligible to vest in accordance with paragraphs (b) and (c) below will be equal to the Grantee’s Pro Rata Portion (as defined in paragraph (d) below).
(b)If this Restricted Stock Unit Award is not continued or assumed by the Surviving Entity or otherwise equitably converted or substituted for in connection with a Change in Control, the Grantee’s Pro Rata Portion shall vest immediately upon the CIC Date and settle in accordance with section 3 of the Agreement (unless a later date is required by Section 17.3 of the Plan).
(c)If this Restricted Stock Unit Award is continued or assumed by the Surviving Entity or otherwise equitably converted or substituted for in connection with a Change in Control, the Grantee’s Pro Rata Portion shall convert immediately upon the CIC Date into a time-based vesting award for the remaining duration of the Performance Period and, assuming the Grantee’s continued employment, shall vest on the last day of the Performance Period; provided, however, if within one year after the CIC Date, the Grantee’s employment is terminated without Cause or the Grantee resigns for Good Reason, then the Grantee’s Pro Rata Portion shall vest immediately as of the date of his or her termination of Continuous Service and settle in accordance with section 3 of the Agreement (unless a later date is required by Section 17.3 of the Plan).
(d)The “Pro Rata Portion” means that number of Restricted Stock Units equal to the product obtained by multiplying (x) the total number of earned Restricted Stock Units (as determined in accordance with section 5(a) of this Exhibit) by (y) a fraction, the numerator of which is the number of days elapsed from the first day of the Performance Period through the CIC Date and the denominator of which is the number of days in the Performance Period.

EXHIBIT B
Form of Restricted Stock Unit Agreement (Time-Vesting)

FARO Technologies, Inc. 2014 Incentive Plan
Restricted Stock Unit Award Agreement
You have been selected to participate in the FARO Technologies, Inc. 2014 Incentive Plan (the “Plan”), as specified below:
Grantee:
Grant Date:
Number of Restricted Stock Units Granted:
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) evidences the grant of restricted stock units (the “Restricted Stock Units”) by FARO Technologies, Inc., a Florida corporation (the “Company”), to the Grantee named above, on the date indicated above, pursuant to the provisions of the Plan.
This Agreement and the Plan contain the terms and conditions governing the Restricted Stock Units. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:
1. Award of Restricted Stock Units. The Company hereby grants to the Grantee the number of Restricted Stock Units set forth above, subject to the terms and conditions of the Plan and this Agreement. Each Restricted Stock Unit represents the right to receive, once vested, one Share (or, in the Committee’s or its authorized delegates’ discretion, the Fair Market Value as of the Restricted Stock Unit vesting date of one Share). Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Restricted Stock Units granted to the Grantee will be credited to an account in the Grantee’s name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with the Restricted Stock Units simply representing an unfunded and unsecured contingent obligation of the Company.
2. Vesting of Restricted Stock Units; Forfeiture. One-third of the Restricted Stock Units will vest on each of the first, second and third anniversaries of the Grant Date. To the extent that one-third of the Restricted Stock Units is not a whole number, any fractional Restricted Stock Units that would otherwise be scheduled to vest on the first two scheduled vesting dates will be disregarded, and the number of Restricted Stock Units scheduled to vest on the third scheduled vesting date will be adjusted accordingly If the Grantee’s employment with or service to the Company or an Affiliate is terminated prior to the date the Restricted Stock Units are vested, the Restricted Stock Units that have not yet vested as of the date of such termination will be immediately forfeited without further consideration or any act or action by the Grantee; provided, however, if, prior to the date the Restricted Stock Units have vested, the Grantee’s employment with or service to the Company or an Affiliate terminates as a result of death or Disability, the Committee, in its sole discretion, shall have the right to immediately vest all or any portion of such Restricted Stock Units, subject to such terms as the Committee, in its sole discretion, deems appropriate.
3. Settlement of Restricted Stock Units. Subject to all terms and conditions of the Plan and to compliance with section 5 of this Agreement, each vested Restricted Stock Unit will be settled in one Share (or, as provided in Section 1, the Fair Market Value thereof as of the Restricted Stock Unit’s vesting date), as soon as reasonably practicable following the vesting date (but no later than the 15th day of the third calendar month following the vesting date). If settled in cash, the Grantee will receive a cash amount in payment and settlement of the vested Restricted Stock Units equal to the product of the Fair Market Value of a Share on the applicable vesting date, multiplied by the number of vested Restricted Stock Units. If settled in Shares, the Grantee will receive one Share in payment and settlement of each vested Restricted Stock Unit, and such Shares will be registered in the Grantee’s name on the books of the Company as of the vesting date.
4. Nontransferability of the Award. This Award shall not be transferable by the Grantee otherwise than by will or the laws of descent and distribution or as otherwise expressly permitted pursuant to the Plan.

5. Tax Withholding. When the Restricted Stock Units become taxable income to the Grantee, the Company may deduct and withhold from any cash otherwise payable to the Grantee (whether payable with respect to the Restricted Stock Units or as salary, bonus or other compensation) such amount as may be required for the purpose of satisfying the Company’s obligation to withhold Federal, state or local taxes or foreign taxes or other social insurance amounts. Further, in the event the amount so withheld is insufficient for such purpose, the Company may require that the Grantee upon its demand or otherwise make arrangements satisfactory to the Company for payment of such amount as may be requested by the Company in order to satisfy its obligation to withhold any such taxes. In any case where a tax is required to be withheld in connection with the delivery of Shares under this Agreement, the Grantee shall be permitted to satisfy the Company’s tax withholding requirements by making a written election (in accordance with such rules and regulations and in such form as the Committee may determine) to have the Company withhold Shares otherwise issuable to the Grantee pursuant to the vesting of the Restricted Stock Units (the “Withholding Election”) having a Fair Market Value on the date income is recognized (the “Tax Date”) equal to the minimum amount required to be withheld. If the number of Shares withheld to satisfy withholding tax requirements shall include a fractional share, the number of Shares withheld shall be reduced to the next lower whole number and the Grantee shall deliver cash in lieu of such fractional share, or otherwise make arrangements satisfactory to the Company for payment of such amount. A Withholding Election must be received by the Corporate Secretary of the Company on or prior to the Tax Date.
6. Status of Grantee. The Grantee shall not be deemed for any purposes to be a shareholder of the Company with respect to any of the Restricted Stock Units unless and until they are settled in Shares and registered in the Grantee’s name on the books of the Company, in accordance with section 3 above, upon vesting of the Restricted Stock Units. Neither the Plan nor this Agreement shall confer upon the Grantee any right to continue in the employ of the Company or any of its Affiliates, nor to interfere in any way with the right of the Company to terminate the employment of the Grantee at any time. In no event shall the value, at any time, of this Award, the Shares underlying this Award or any other benefit provided by this Agreement be included as compensation or earnings for purposes of any other compensation, retirement or benefit plan offered to employees of the Company or its subsidiaries unless otherwise specifically provided for in such plan.
7. Powers of the Company Not Affected. The existence of this Award shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or prior preference stock senior to or affecting the Shares or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.
8. Interpretation by Committee. As a condition of the granting of the Restricted Stock Units, the Grantee agrees, for himself or herself and his or her legal representatives or guardians, that this Agreement shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Agreement and any determination made by the Committee pursuant to this Agreement shall be final, binding and conclusive.
9. Nature of the Award. The Grantee acknowledges and agrees that he or she understands that the value that may be realized, if any, from this Award is contingent, and depends on the future market price of the Company’s Stock, among other factors. The Grantee further confirms his or her understanding that this Award is intended to promote employee retention and stock ownership and to align employees’ interests with those of shareholders, is subject to vesting conditions and will be forfeited if vesting conditions are not satisfied.
The Grantee also acknowledges and agrees that he or she understands that (a) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) the grant of an Award is voluntary and occasional and does not create any contractual or other right to receive future awards, or benefits in lieu of Awards even if Awards have been granted repeatedly in the past; (c) all decisions with respect to any future award will be at the sole discretion of the Company; (d) the Grantee’s participation in the Plan is voluntary; (e) the value of this Award is an extraordinary item of compensation which is outside the scope of the Grantee’s employment contract with his or her actual employer, if any; (f) this Award and past or future awards are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (g) no claim or entitlement to compensation or damages arises from termination of this Award or diminution in value of this Award, and the Grantee irrevocably releases the Company and its Affiliates from any such claim that may arise.
10. Administration. The Grantee acknowledges and agrees that he or she understands that the Company and its Affiliates hold certain personal information about him or her, including, but not limited to, information such as his or her name, home address, telephone number, date of birth, salary, nationality, job title, social security number, social insurance number or other such tax identity number and details of all Awards or other entitlement to shares of Stock awarded, cancelled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Personal Data”).

The Grantee acknowledges and agrees that he or she understands that in order for the Company to process this Award and maintain a record of Shares under the Plan, the Company shall collect, use, transfer and disclose Personal Data within the Company and among its Affiliates electronically or otherwise, as necessary for the implementation and administration of the Plan including, in the case of a social insurance number, for income reporting pur-poses as required by law. The Grantee further understands that the Company may transfer Personal Data, electronically or otherwise, to third parties, including but not limited to such third parties as outside tax, accounting, technical and legal consultants when such third parties are assisting the Company or its Affiliates in the implementation and administration of the Plan. The Grantee understands that such recipients may be located within the jurisdiction of his or her residence, or within the United States or elsewhere and are subject to the legal requirements in those jurisdictions. The Grantee understands that the employees of the Company, its Affiliates and third parties performing work related to the implementation and administration of the Plan shall have access to the Personal Data as is necessary to fulfill their duties related to the implementation and administration of the Plan. By accepting this Award, the Grantee consents, to the fullest extent permitted by law, to the collection, use, transfer and disclosure, electronically or otherwise, of the Grantee’s Personal Data by or to such entities for such purposes and accepts that this may involve the transfer of Personal Data to a country which may not have the same level of data protection law as the country in which this Agreement is executed. The Grantee confirms that if he or she has provided or, in the future, will provide Personal Data concerning third parties including beneficiaries, he or she has the consent of such third party to provide their Personal Data to the Company for the same purposes.
The Grantee understands that he or she may, at any time, request to review the Personal Data and require any necessary amendments to it by contacting the Company in writing. As well, the Grantee may always elect to for-go participation in the Plan or any other award program.
11. Miscellaneous.
(a) This Agreement and the rights of the Grantee hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any Shares acquired pursuant to the Award, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under applicable federal and state tax law, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

(b) It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Grantee.
(c) The Grantee agrees to take all steps necessary to comply with all applicable provisions of federal and state securities and tax laws in exercising his or her rights under this Agreement.
(d) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e) All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase of all or substantially all of the business and/or assets of the Company, or the result of a merger, consolidation or otherwise.
(f) The award of Restricted Stock Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).
(g) The Company may, in its sole discretion, decide to deliver any documents related to current or future participants in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(h) To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.
*****

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Grant Date.

FARO TECHNOLOGIES, INC.

By:

Name:

Title:

GRANTEE

Name: